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Exhibit 10(b)

Summary of CBS Corporation Compensation for Outside Directors
(As of May 23, 2007)

Directors of CBS Corporation (the "Company") who are not employees of the Company or any of its subsidiaries (the "Outside Directors") receive compensation for their service on the Board of Directors as follows:

Cash Compensation

  •
  An annual retainer of $60,000, payable in equal installments quarterly in advance, plus a per meeting attendance fee of $2,000; and

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  The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000.

  Outside Directors may elect to defer their cash compensation under the CBS Corporation Deferred Compensation Plan for Outside Directors, or any successor plan.

Equity Compensation

  Stock Options:

  •
  an initial grant of 12,734 stock options to purchase shares of the Company's Class B common stock on the date the director first joins the Board or becomes an Outside Director, which options vest one year from the date of grant; and

  •
  an annual grant of 5,093 stock options to purchase shares of the Company's Class B common stock on January 31st of each year, which options vest in three equal annual installments, on the first, second and third anniversaries of the date of grant.

  The exercise price of the stock options is the closing price of the Company's Class B common stock on the New York Stock Exchange ("NYSE") on the date of grant.

  Restricted Share Units (RSUs):

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  an annual grant of RSUs on January 31st of each year equal to $75,000 in value based on the closing price of the Company's Class B common stock on the NYSE on the date of grant, which RSUs vest one year from the date of grant.

  RSUs are payable to Outside Directors in shares of the Company's Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B common stock. Dividend equivalents will accrue on the RSUs (including deferred RSUs) in accordance with the 2005 RSU Plan for Outside Directors until the RSUs are settled, at which time the dividend equivalents are payable in shares of Class B common stock, with fractional shares paid in cash.

Other

  Expenses

  Outside Directors are reimbursed for expenses (including travel and lodging) in accordance with the Company's normal travel policies incurred in attending Board, committee and stockholder meetings.

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Summary of CBS Corporation Compensation for Outside Directors (As of May 23, 2007)